Exhibit 99.1

Ormat Technologies, Inc. Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink Hayden - IR 646-415-8972 rob@haydenir.com

Ormat Technologies, inc. announces the closing of $100 million Debt financing

RENO, Nev. March 27 2018, Ormat Technologies, Inc. (NYSE: ORA) today announced that it has entered into a loan agreement with affiliates of the Migdal Group, one of Israel's leading insurance companies and institutional investors, to provide the Company with a $100.0 million senior unsecured loan.

The Loan will be repaid in 15 semi-annual payments of $4.2 million each, commencing on September 15, 2021, and a final payment on March 15, 2029 of $37 million. The average duration of the Loan is 7 years. The Loan bears interest at a fixed rate of 4.8% per annum, payable semi-annually, subject to adjustments in certain cases. Ormat intends to use the proceeds of the loan to fund its capital needs to support its growth plans.

“Ormat’s financial strength and leadership position is giving us increased access to capital at attractive terms, enabling us to execute our long-term growth strategy,” commented Doron Blachar, Ormat’s Chief Financial Officer.

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal Company and the only vertically integrated company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 77 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 530 employees in the United States and 770 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,500 MW of gross capacity. Ormat’s current approximately 800 MW generating portfolio is spread globally in the U.S., Guatemala, Guadeloupe, Honduras, Indonesia and Kenya. Ormat also intends to expand its operations and provide energy management and energy storage solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions Inc. subsidiary, a Philadelphia-based Company with nearly a decade of expertise and leadership in demand response, energy management and storage.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Form 10-K filed with the SEC on March 16, 2018.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC.
6225 Neil Road Reno, Nevada • +1-775-356-9029 • ormat@ormat.com	ormat.com